Exhibit 99.1

For Immediate Release

CNO Financial Group Appoints Jess Turner to its Board of Directors

CARMEL, Ind., Oct. 1, 2024 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its board of directors has appointed Jess Turner as a director, effective immediately. Turner is Executive Vice President and Global Head of Open Banking and API at Mastercard (NYSE: MA), a global technology company in the payments industry, and is a member of its Management Committee. Turner’s appointment increases the size of the CNO board to nine directors.

“We are very pleased to welcome Jess to CNO's board of directors,” said Board Chair Dan Maurer. “As a senior technology executive of a publicly traded company, Jess brings significant fintech, financial services and management experience to the board. Her expertise in tech-enabled customer experiences, digital product development and technology security will prove instrumental in the advancement of CNO’s strategic growth priorities.”

In her role as Executive Vice President and Global Head of Open Banking and API at Mastercard, Turner leads the development and build-out of new products and technologies to enable the future of open banking, while driving innovation with key partners across the ecosystem, including fintech companies and governments globally. Before this leadership position, she served as the Executive Vice President of New Digital Infrastructure and Fintech, where she led the strategy, design, development and commercialization of Mastercard’s blockchain, digital assets, crypto and open banking products.

In more than 18 years at Mastercard, she has been responsible for delivering both product and digital solutions and advancing the company’s inclusive growth strategy in North America. Prior to joining Mastercard, she led product development at Affinion Loyalty Group after beginning her career at Capital One.

Turner received a bachelor’s degree in business administration from the University of Miami.

About CNO Financial Group

CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $36 billion in total assets. Our 3,500 associates, 4,800 exclusive agents and more than 5,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

CNO News Media

Valerie Dolenga

Valerie.Dolenga@CNOinc.com

CNO Investor Relations

Adam Auvil

Adam.Auvil@CNOinc.com